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Exhibit 99.1

For further information:
 FAO, Inc.
2520 Renaissance Boulevard
King of Prussia, PA 19406
Contact:
Alan Marcus, VP, Public Relations
646-435-5957

FAO, INC. PLAN OF REORGANIZATION CONFIRMED

         Bankruptcy Court Allows Company to Emerge from Chapter 11;
Company Receives Commitment for $77 Million in Bank Financing and $30 Million in
Equity Financing

        King of Prussia, PA, April 7, 2003—FAO, Inc. (NASDAQ: FAOOQ), a leader in children's specialty retailing, today received confirmation of its Plan of Reorganization from the U.S. Bankruptcy Court for the District of Delaware. The Honorable U.S. Bankruptcy Judge Lloyd King signed the Order confirming the Plan. The Court's ruling allows the Company to emerge from Chapter 11 and begin making distributions to creditors pursuant to the terms of the Plan.

        "The Plan of Reorganization is a 'stand-alone' plan and should become effective this month," said David Levene of Levene, Neale, Bender, Rankin & Brill LLP, FAO, Inc.'s reorganization counsel. "FAO, Inc. will formally emerge from Chapter 11 at that time."

        As part of its Plan of Reorganization, the Company stated that it had received a commitment for up to $77 million in bank financing to be used to fund the Company's operations once the Plan becomes effective. The bank financing includes a $67 million revolving credit facility being provided by a group of banks led by Fleet Retail Finance Inc. and a $10 million term loan being provided by Back Bay Capital Funding LLC. In addition, the Company has received agreements for the purchase of $30 million in convertible preferred stock from a group of investors led by Kayne Anderson Capital Advisors, L.P. After issuance of the preferred stock and securities issued to creditors under the bankruptcy plan, existing equity holders are expected to retain approximately 11% of the Company's outstanding equity on a fully diluted basis. The exact percentage retained will depend on the final amount of preferred stock the Company issues at closing.

        Mr. Levene said, "The Company completed its Chapter 11 reorganization in only 83 days, which is a remarkable achievement considering this is a public company, there are no "lock-up" or "pre-pack" agreements in place and a multitude of difficult issues had to be addressed. The result is a testament to the outstanding effort put forth by the senior management team, company associates, Board of Directors, major shareholders, and outside professionals. All of these groups contributed greatly to the successful reorganization of FAO, Inc. and should be commended for their efforts."

        Mr. Levene continued, "The new bank line of credit provided by Fleet Retail Finance combined with the significant equity contributed by the investor group should allow FAO, Inc. to emerge from bankruptcy as a well capitalized company with a solid balance sheet."

About FAO, Inc.

        FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children's specialty retailing. FAO, Inc. owns and operates the renowned children's toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy, the leading retailer of development toys and educational products for kids.

        FAO, Inc. assumed its current form in January 2002. The Right Start brand originated in 1985 through the creation of Right Start Catalog. In September 2001, the Company purchased assets of Zany Brainy, Inc., which began business in 1991. In January 2002 the Company purchased the FAO Schwarz brand, which originated 141 years ago in 1862.

        For additional information on FAO, Inc. or its family of brands, visit the Company on line at http://www.irconnect.com/faoo/.

        This press release contains certain forward-looking statements with respect to the implementation and anticipated results of the Company's business strategy, and the financial condition, results of operations and business of the Company, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Actual results may be impacted by factors including, but not limited to, the following: the ability of the Company to generate sales and control expenses, the effectiveness of the Company's bankruptcy restructuring, general economic conditions, demand for specialty retail, the extension of credit by the Company's suppliers, and other risks included in FAO, Inc.'s filings with the Securities and Exchange Commission. The Company has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.

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  Exhibit 99.1
FAO, INC. PLAN OF REORGANIZATION CONFIRMED